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                                                                     Exhibit 4c



[PRUDENTIAL FINANCIAL LOGO]          Pruco Life Insurance Company of New Jersey
                                     Newark, New Jersey 07102

                                     a Prudential company


                                   ENDORSEMENT

This Endorsement is made a part of the Contract to which it is attached and is effective immediately. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract mentioned below.

1.   We add the following new definitions to the Contract:

         DCA FIXED RATE INVESTMENT OPTION: A portion of the General Account into which you may allocate Invested Purchase Payments. It does not share in the investment experience of any Subaccount of the Variable Separate Account.

         DCA INTEREST SEGMENT: A DCA Interest Segment is a portion of the DCA Option that is created whenever you allocate all or part of an Invested Purchase Payment to the DCA Option.

         DCA PROGRAM: A DCA Program permits you to allocate all or part of an Invested Purchase Payment to the DCA Option and automatically transfer amounts on a periodic basis from the DCA Option to selected Variable Investment Options for a given period of time.

2. We amend the third paragraph of the "Contract Value" section of the Contract such that the listing of items that increase the Contract Value is enlarged to include interest credited under the DCA Fixed Rate Investment Option.

3. We add the following new section after the section of the Contract entitled "Variable Separate Account":

                        DCA FIXED RATE INVESTMENT OPTION

         DCA PROGRAM: If a DCA Program is elected, you may allocate all or part of your Invested Purchase Payments to the DCA Fixed Rate Investment Option ("DCA Option"). The DCA Program provides for a systematic transfer of the funds allocated to the DCA option on a periodic basis from the DCA Option to selected Variable Investment Options for a given number of payments. However, you may not transfer any Contract Value to the DCA Option from the other Allocation Options.


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         INTEREST TO BE CREDITED: A DCA Interest Segment is a portion of the DCA
         Option that is created when you allocate all or part of an Invested Purchase Payment to the DCA Option. We credit interest to the amount in each DCA Interest Segment daily at the daily equivalent of a specific rate declared for that DCA Interest Segment until the earliest of: 1) the date the amount in the DCA Interest Segment is transferred out of the DCA Interest Segment; 2) the date the amount in the DCA Interest Segment is withdrawn; 3) the date as of which any death benefit payable is determined, and 4) the Annuity Date. The initial Interest Segment Interest Rate applicable for Invested Purchase Payments allocated to the DCA Option on the Contract Date is shown on the Contract Data pages. Interest rates for future allocations to the DCA Option will be declared on or before the date when those allocations are made. The declared rates will never be less than the Minimum Guaranteed Interest Rate shown on the Contract Data pages. The current effective interest rates can be found by contacting the representative who sold you this Contract or by calling the Annuity Service Center.

         TRANSFERS: Invested Purchase Payments allocated to the DCA Option are transferred systematically on a periodic basis to the Variable Investment Options that you have specified. We will transfer the amount allocated in a series of equal payments on each transfer date such that the amount of each payment corresponds to the number of payments for the period selected for the transfers. The final transfer includes the interest credited during the period (but see below for the effect of withdrawals). The first periodic transfer from the DCA Option is made as of the date of the allocation of the applicable Invested Purchase Payment. Subsequent transfers are made on the periodic anniversary of the first transfer (for example, monthly or quarterly). The final transfer amount includes the interest credited during the elected period. Once the initial transfer has been processed, the transfer period may not be changed. The Variable Investment Options to which the transfers are being made may be changed. Transfers from the DCA Option do not count toward the maximum number of free transfers permissible under the Contract.


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         EFFECT OF WITHDRAWALS ON TRANSFERS: Withdrawals from the DCA Option are permitted. We will recalculate the periodic transfer amount to reflect the reduction in the DCA Option caused by the withdrawal. This recalculation may include some or all of the interest credited to the date of the next scheduled transfer. Any interest that is not included in the recalculated transfer amount will be paid with the final transfer amount, unless there is another subsequent withdrawal. Deductions of the Contract Maintenance Charge and Insurance Charge are treated as withdrawals for this purpose. If a withdrawal reduces the periodic transfer amount to below $100, the remaining balance in the DCA Option will be transferred to the Variable Investment Options that you had most recently selected for the DCA Program on the next scheduled transfer date. If a withdrawal request does not specify the Allocation Options from which the withdrawal is to be made, we will take the withdrawals on a pro-rata basis from all Allocation Options to which your Contract Value is then allocated. Systematic withdrawals from the DCA Option are permitted.

         DEFERRAL OF PAYMENTS OR TRANSFERS FROM THE GENERAL ACCOUNT: We reserve the right to defer payment for a withdrawal or transfer from the DCA Option for the period permitted by law, but for not more than six months after a request in Good Order is received by us at the Annuity Service Center.


Except as modified herein, all terms and conditions of the Contract remain unchanged.

                                     Pruco Life Insurance Company of New Jersey



                                     By
                                                       Secretary

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